EXHIBIT 4.13

AVINO SILVER & GOLD MINES LTD.

RESTRICTED SHARE UNIT PLAN

April, 2016

(Approved by the Board of Directors on April 15, 2016.)

(Approved by the Shareholders on May 27, 2016.)

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TABLE OF CONTENTS

ARTICLE 1 PURPOSE		3
1.1	PURPOSE	3

ARTICLE 2 DEFINITIONS		3
2.1	DEFINITIONS	3
2.2	INTERPRETATIONS	7

ARTICLE 3 ADMINISTRATION		8
3.1	COMMITTEE	8
3.2	DELEGATION OF ADMINISTRATION	8
3.3	LIMITATION OF LIABILITY	8
3.4	FEES	8

ARTICLE 4 RSU SHARES SUBJECT TO THE PLAN		8

ARTICLE 5 GRANTS		9
5.1	MAXIMUM NUMBER OF COMMON SHARES AND LIMITATIONS	9
5.2	TERMS OF GRANTS	9
5.3	BLACKOUT PERIODS	10

ARTICLE 6 TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS		10
6.1	RSU GRANT AGREEMENT	10
6.2	NUMBER OF RSUS AND ENTITLEMENT TO COMMON SHARES OR PAYMENT OF CASH	10
6.3	PERFORMANCE CRITERIA	10
6.4	VESTING AND SETTLEMENT OF RSUS	10
6.5	RIGHTS IN THE EVENT OF DEATH, RETIREMENT OR TERMINATION OF EMPLOYMENT OR SERVICE	11
6.6	AUTOMATIC TERMINATION OF RSUS	12
6.7	RIGHTS IN THE EVENT OF A CHANGE IN CONTROL	12
6.8	NON-TRANSFERABILITY	13
6.9	RSUS NOT COMMON SHARES	13
6.10	RSU SHARES FULLY PAID	13

ARTICLE 7 EFFECTS OF ALTERATION OF SHARE CAPITAL		13
7.1	ADJUSTMENTS	13
7.2	NO FRACTIONAL RSUS	14

ARTICLE 8 AMENDMENT AND TERMINATION		14
8.1	GENERALLY	14
8.2	AMENDMENTS WITHOUT SHAREHOLDER APPROVAL	15
8.3	AMENDMENTS REQUIRING SHAREHOLDER APPROVAL	15

ARTICLE 9 CERTAIN SECURITIES LAW MATTERS		15
9.1	RESTRICTIVE LEGEND	15
9.2	ADDITIONAL DISCLOSURE AND NOTICES TO SECURITIES REGULATORY AUTHORITIES AND EXCHANGES	16

ARTICLE 10 MISCELLANEOUS PROVISIONS		16
10.1	NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE	16
10.2	INCOME TAX WITHHOLDING COMPLIANCE	16
10.3	GOVERNING LAW	17
10.4	NON-EXCLUSIVITY	17

ARTICLE 11 EFFECTIVE DATE AND TERM OF THE PLAN		17

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ARTICLE 1

PURPOSE

1.1	Purpose

The purpose of the Plan is to assist the Corporation and its Related Entities in attracting and retaining individuals with experience and exceptional skill, to allow selected executives, key employees, consultants and directors of the Corporation or a Related Entity to participate in the long term success of the Corporation or the Related Entity and to promote a greater alignment of interests between the participants designated under this Plan and the shareholders of the Corporation.

ARTICLE 2

DEFINITIONS

2.1	Definitions

For purposes of the Plan, the terms contained in this Article 2 shall have the following meanings.

(a)	“Administrator” means the person or persons appointed from time to time by the Corporation to administer this Plan.

(b)	“Board” means the board of directors of the Corporation, as constituted from time to time.

(c)	“business day” means a day, other than Saturday, Sunday or a day on which the principal commercial banking institutions in Vancouver, British Columbia are, or the Exchange is, closed.

(d)	“Change in Control“ means:

(i)	an acquisition of securities of the Corporation (including securities convertible into Common Shares and/or other securities of the Corporation ("Convertible Securities")) as a result of which a person or group other than one or more present control persons (as defined in the Securities Act (British Columbia) in respect of the Corporation (an "Acquiror") owns beneficially Common Shares or other securities of the Corporation and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquiror but not by any other holder of Convertible Securities, the Acquiror would own beneficially (A) not less than 20% of the Common Shares or (B) shares which would entitle the holders thereof to cast not less than 20% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation;

(ii)	an amalgamation, merger or other business combination of the Corporation with or into any one or more other corporations, other than: (A) an amalgamation, merger or other business combination of the Corporation with or into a Related Entity; or (B) an amalgamation, merger or other business combination of the Corporation unanimously recommended by the Board provided that the former holders of Common Shares receive, in the aggregate and in their capacities as such, shares of the amalgamated, merged or resulting entity having attached thereto not less than 20% of the votes attached to all shares of such amalgamated, merged or resulting entity;

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(iii)	the election at a meeting of the Corporation’s shareholders of that number of persons which would represent a majority of the Board as Directors, who are not included in the slate for election as Directors proposed to the Corporation’s shareholders by management of the Corporation or a transaction or series of transactions as a result of which a majority of the Directors are removed from office at any annual or special meeting of shareholders, or a majority of the Directors resign from office over a period of 60 days or less, and the vacancies created thereby are filled by nominees proposed by any person other than Directors or management of the Corporation in place immediately prior to the removal or resignation of the Directors;

(iv)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in subsections (i), (ii) or (iii) referred to above; or

(v)	a determination by the Board that there has been a change, whether by way of a change in the holding of the Common Shares, in the ownership of the Corporation’s assets or by any other means, as a result of which any person or group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.

(e)	“CIC Share” means the following with respect to each Covered RSU:

(i)	the sum of: (A) the number of Consideration Shares (as defined below), rounded to the nearest whole number, that is equal to the product of (x) one Common Share multiplied by (y) the number of Consideration Shares (as defined below) received by the shareholders of the Corporation in respect of one Common Share, if, in connection with the transaction constituting the Change in Control, the shareholders of the Corporation exchange their Common Shares for, or otherwise convert their Common Shares into, shares of equity securities of the acquiror (or its direct or indirect parent) (such shares of equity securities, the “Consideration Shares”); and (B) the amount, if any, that is equal to the product of (x) one Common Share multiplied by (y) any cash or other property, the fair market value of which shall be determined by the Board (as constituted immediately prior to the effective date of such Change in Control), received by the shareholders of the Corporation in respect of one Common Share, in connection with such transaction; and

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(ii)	in the case of all other transactions constituting the Change in Control, one Common Share, as adjusted pursuant to Article 7 hereof in connection with such transaction, if applicable; and, in each case, as further adjusted pursuant to Article 7, if applicable, in respect of covered events occurring after such Change in Control.

(f)	“Committee” means the Compensation Committee of the Board or such other committee of the Board comprised of members of the Board as the Board shall from time to time appoint to administer the Plan.

(g)	“Common Shares” means the common shares in the capital of the Corporation, or in the event of an adjustment contemplated by Article 7 hereof, such other shares or securities to which the Participant may be entitled under the Grant.

(h)	“Consultant” means a consultant as such term is defined in National Instrument 45- 106 Prospectus and Registration Exemptions, Division 4.

(i)	“Corporation” means Avino Silver & Gold Mines Ltd. and includes any successor corporation thereof.

(j)	“Covered RSU” means, with respect to each Grant that is outstanding on the effective date of a Change in Control, the number of RSUs that would have been issued to a Participant on the applicable Release Date and settled in the form of RSU Shares (or cash equivalent, as applicable) had (A) the Participant continued in the employment or service of the Corporation until such Release Date and (B) subject to the sole discretion of the Board, all Performance Criteria, if any, applicable to such Grant (determined without regard to the occurrence of the Change in Control) been met during the applicable Performance Period, if any.

(k)	“Designated Person” means a Director, Officer, Employee, or Consultant who is designated by the Committee as being eligible for participation in the Plan.

(l)	“Director” means a non-executive director of the Corporation or a director of a Related Entity.

(m)	“Effective Date” means, unless otherwise determined by the Board when confirming a Grant, the date determined by the Committee, in accordance with Article 5 hereof, as being the date on which such Grant shall take effect, provided that the Effective Date shall not be a date prior to the date on which the Board confirms the Grant and, unless otherwise determined, the Effective Date will be the date on which the Board confirms the Grant.

(n)	“Employee” means an individual (other than a Director or Officer) who:

(i)	works for the Corporation or a Related Entity on a continuing and regular basis for a minimum amount of time per week providing services specified by the Corporation or the Related Entity and is subject to the control and direction of the Corporation or the Related Entity regarding both the method of performing or executing the services and the result to be effected,

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(ii)	works full-time for the Corporation or a Related Entity providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or the Related Entity over the details and method of work as an employee of the Corporation or the Related Entity, and for whom income tax deductions are made at source, or

(iii)	works for the Corporation or a Related Entity on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or the Related Entity over the details and method of work as an employee of the Corporation or the Related Entity, but for whom income tax deductions are not made at source.

(o)	“Exchange” means the TSX Venture Exchange, NYSE MKT, or such other stock exchange on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Board.

(p)	“Exchange Hold Period” means a four month resale restriction imposed by TSXV.

(q)	“Grant” means an award of RSUs allocated to a Designated Person in respect of services rendered to the Corporation or Related Entity in the year of such Grant in accordance with Article 5 hereof.

(r)	“Investor Relations Activities” has the meaning set forth in section 1 of Policy 1.1 of the TSXV’s Corporate Finance Manual, as amended from time to time.

(s)	“Market Price” as at any date in respect of the Common Shares means the closing volume-weighted average price of the Common Shares on the Exchange for the five trading days immediately preceding such date, but if such Common Shares did not trade on such trading days, the Market Price shall be average of the bid and ask prices in respect of such Common Shares at the close of trading on such trading day.

(t)	“Officer” means a chairman or vice-chairman of the Board, chief executive officer, chief operating officer, chief financial officer, president, vice president, secretary, assistant secretary, treasurer, assistant treasurer and a general manager of the Corporation or of a Related Entity and any person routinely performing corresponding functions with respect to the Corporation or a Related Entity.

(u)	“Participant” means a Designated Person to whom a Grant has been made in accordance with Article 5 hereof.

(v)	“Performance Criteria” means criteria established by the Committee in respect of each Grant, if any, which, without limitation, may include criteria based on the financial performance of the Corporation and/or any Related Entity thereof.

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(w)	“Performance Period” means the period established by the Committee in respect of each Grant, if any, which period shall commence and end on the dates designated by the Committee.

(x)	“Permanent Disability” means a mental or physical disability which has caused the substantial withdrawal of the Participant’s effective services to the Corporation or Related Entity, as the case may be, for six consecutive months or a cumulative period of twelve months over a period of thirty-six consecutive months, or such other permanent disability of a Participant and/or for such other period as determined by the Committee in its sole and absolute discretion.

(y)	“Plan” means this Restricted Share Unit Plan as the same may be further amended from time to time.

(z)	“Related Entity” means, with regard to the Corporation, a person that controls or is controlled by the Corporation or that is controlled by the same person that controls the Corporation.

(aa)	“Release Date” means in respect of each Grant, unless otherwise determined by the Committee, the tenth business day following the occurrence of the event giving rise to the issuance of the RSU Shares in accordance with the provisions of the Plan, or pursuant to the vesting provisions or Performance Period of the RSUs.

(bb)	“Retirement” means withdrawal from the Participant’s occupation or office with the Corporation or a Related Entity with no intention to return to the workforce, provided that Retirement prior to the age of 60 shall be subject to the Board’s review and discretion.

(cc)	“RSU” means a restricted share unit allocated to a Designated Person in accordance with Article 5 hereof which shall, upon issuance in accordance with and subject to the provisions of the Plan, entitle the holder thereof to receive one RSU Share.

(dd)	“RSU Grant Agreement” means each agreement with a Participant containing the terms and conditions of each Grant, such agreement to be in form and substance similar to the form of Restricted Share Unit Grant Agreement contained in Schedule A hereof.

(ee)	“RSU Shares” means the Common Shares delivered to Participants in accordance with the provisions of the Plan in settlement of RSUs issued under the Plan.

(ff)	“TSXV” means the TSX Venture Exchange; and

(gg)	“U.S. Securities Act” has the meaning ascribed to it in Section 9.1 herein.

2.2	Interpretations

Any reference to the outstanding Common Shares at any point in time shall be computed on a non- diluted basis.

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ARTICLE 3

ADMINISTRATION

3.1	Committee

The Plan shall be administered by the Committee under the supervision of the Board.

In addition to the other powers granted to the Committee under the Plan and subject to the terms of the Plan, the Committee shall have full and complete authority to interpret the Plan. The Committee may from time to time prescribe such rules and regulations and make all determinations necessary or desirable for the administration of the Plan. In particular, the Committee shall select the Designated Persons to whom it recommends Grants shall be made and shall determine the amounts and terms of the Grants (including the related Performance Criteria, if any, and the formula, if any, to be used to determine the number of RSUs to be issued based on the level of achievement of such Performance Criteria), and the extent to which the Performance Criteria to be achieved during the Performance Period, if any, has been achieved. Any such interpretation, rule, determination or other act of the Committee and/or the Administrator shall be conclusively binding upon all persons, including the Participants and their legal representatives and beneficiaries.

3.2	Delegation of Administration

The Committee may, subject to the terms of the Plan, delegate to third parties, including the Administrator if one is appointed, the whole or any part of the administration of the Plan and shall determine the scope of such delegation. Any decision made by the Committee or the Administrator in carrying out its responsibilities with respect to the administration of the Plan shall be final and binding on the Participants.

3.3	Limitation of Liability

No member of the Committee or the Board shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law, the Corporation shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

3.4	Fees

Except as Participants may otherwise be advised by prior written notice of at least 30 days, all costs of the Plan, including any administration fees, shall be paid by the Corporation; provided, however, the Corporation’s responsibility for administration fees does not include tax consequences to the Participant of his/her receipt of RSUs or RSU Shares, which shall be the exclusive responsibility of the Participant.

ARTICLE 4

RSU SHARES SUBJECT TO THE PLAN

The Corporation shall not be required to issue and/or cause to be delivered Common Shares or issue and/or cause to be delivered certificates evidencing Common Shares to be delivered pursuant to the Plan unless and until such issuance and delivery is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of the Exchange. The Corporation shall not in any event be obligated to take any action to comply with any such laws, regulations, rules, orders or requirements. Subject to the foregoing, the Board may authorize from time to time the issuance by the Corporation of Common Shares from treasury.

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ARTICLE 5

GRANTS

5.1	Maximum Number of Common Shares and Limitations

The number of RSU Shares issuable under the Plan shall not exceed 870,560 Common Shares, provided that at no time may the combined with the number of Common Shares issuable hereunder, together with all other security-based compensation arrangements of the Corporation, exceed 10% of the issued and outstanding Common Shares as at the date of such Grant.

Notwithstanding anything else contained herein, the number of Common Shares of the Corporation which are (i) issuable at any time, and (ii) issued within any one year period, to any insider (as such term is defined in the TSXV’s Corporate Finance Manual) of the Corporation pursuant to the terms of the Plan and under any other security-based compensation arrangement, shall not exceed 5% of the Corporation’s total issued and outstanding Common Shares.

Notwithstanding anything else contained herein, the number of Common Shares of the Corporation which are (i) issuable at any time, and (ii) issued within any one year period, to any person performing Investor Relations Activities or a Designated Person performing any other consulting activities for the Corporation pursuant to the terms of the Plan and under any other security-based compensation arrangement, shall not exceed 2% of the Corporation’s total issued and outstanding Common Shares.

5.2	Terms of Grants

Subject to the provisions of the Plan, the Committee shall, in its sole discretion and from time to time, determine the Designated Persons to whom it recommends that Grants be made based on their current and potential contribution to the success of the Corporation. At such time, the Committee shall also:

(a)	determine, in connection with each Grant, the Effective Date thereof and the number of RSUs to be allocated, subject to blackout periods pursuant to Section 5.3 herein.

(b)	determine, in connection with each Grant, the vesting dates and the Performance Period, if any, applicable thereto;

(c)	determine, in connection with each Grant, the Performance Criteria, if any, to be achieved during the Performance Period in order for RSU Shares to be issued to the Participant; and

(d)	determine the other terms and conditions (which need not be identical and which, without limitation, may include conditions on the allocation, issuance and/or settlement of RSUs, and non-competition provisions) of all RSUs covered by any Grant.

Notwithstanding any provisions of this Section 5.2, any Grant and any determination made by the Committee in connection with any such Grant as provided shall be subject to confirmation by the Board, and both the Corporation and the Participant are responsible for ensuring and confirming that the Participant is a bona fide Designated Person.

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5.3	Blackout Periods

The Corporation may from time to time self-impose trading blackouts during which some or all Directors, Officers, Employees, and Consultants may not trade in the securities of the Corporation. In the event that a trading blackout is imposed by management or the Board, in accordance with any insider trading policy that the Corporation may adopt from time to time, Participants subject to the blackouts are prohibited from buying, selling or otherwise trading in securities of the Corporation until such time as notice is formally given by the Corporation that trading may resume.

If the Effective Date of any Grant, or the date of vesting of any Grant, falls within such a blackout period, it shall be automatically extended to the date which is ten business days following the end of such blackout period.

ARTICLE 6

TERMS AND CONDITIONS OF RESTRICTED SHARE UNITS

6.1	RSU Grant Agreement

Each Grant shall be evidenced by an RSU Grant Agreement containing the terms and conditions required under the Plan and such other terms and conditions not inconsistent herewith as the Committee may deem appropriate. The Corporation shall deliver a copy of the Plan and the respective RSU Grant Agreement to each Participant who receives any Grant under the Plan before, or as soon as practicable after, the time of such Grant. Certificates need not be issued with respect to RSUs covered by a Grant or RSUs when issued. The Corporation or the Administrator shall maintain records showing the number of RSUs allocated to each Participant under the Plan. The RSU Grant Agreement may deal with some or all of the matters set forth in the remainder of this Article 6.

6.2	Number of RSUs and Entitlement to Common Shares

Each RSU Grant Agreement shall state the number of RSUs allocated to the Participant and state that each such RSU shall upon vesting, subject to and in accordance with the terms of the Plan, entitle the Participant to receive one RSU Share, subject to the provisions of Section 10.2 with respect to withholding taxes, pension plan contributions, employment insurance premiums or other deductions.

6.3	Performance Criteria

Each RSU Grant Agreement shall describe the Performance Criteria, if any, for the Performance Period, if any, established by the Committee that must be achieved for RSU Shares to be issued to the Participant.

6.4	Vesting and Settlement of RSUs

(a)	Subject to any employee benefit or other share compensation plan approved by the Board, the Committee shall prescribe the terms and conditions of vesting of each Grant and the vesting period; provided that for any person performing Investor Relations Activities for the Corporation such vesting period must vest in stages over a period of not less than 12 months with no more than ¼ of the RSUs vesting in any three month period. The Corporation must publicly announce by press release at the time of the Grant, any RSUs granted to Designated Persons who undertake Investor Relations Activities.

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Provided that the Participant is continuously employed with, or providing services to, the Corporation from the Effective Date of such Grant to the Release Date, the Participant shall be entitled to receive on the applicable Release Date, in full settlement of the RSUs that have vested, a number of RSU Shares equal to such number of RSUs vested, all in accordance with Section 6.2 herein and subject to the provisions of Section 10.2 with respect to withholding taxes, pension plans contributions, employment insurance premiums or other deductions.

6.5	Rights in the Event of Death, Retirement or Termination of Employment or Service

Unless otherwise determined by the Committee:

Death

(a)	Subject to Section 6.5(b), in the event of the death of a Participant while in the employment or service of the Corporation, the deceased Participant’s estate shall receive, with respect to each Grant then outstanding to such Participant for which RSU Shares have not otherwise been issued prior to the date of death, an RSU settlement in the form of RSU Shares on the next Release Date on which all or a portion of the RSU Shares would otherwise be issued, if at all, in accordance with the Plan had the Participant not died and continued in the employment or service of the Corporation or the Related Entity, as applicable, until such Release Date.

(b)	If Performance Criteria are attached to any deceased Participant’s RSU, in the event of death of a Participant following the end of the Performance Period, if any, but prior to a Release Date, the Committee shall determine in its sole discretion the number of RSU Shares to be delivered to the Participant’s estate with respect to such RSUs.

Any remaining RSUs for which settlement has not been made as aforesaid, shall be forfeited and shall terminate.

Termination Without Cause, Retirement or Permanent Disability

(c)	In the event of termination without cause, Retirement or Permanent Disability of a Participant, with respect to each Grant then outstanding to such Participant for which RSU Shares have not been issued prior to the date of termination without cause, Retirement or Permanent Disability, the RSU Shares covered by any such Grant shall be issued to the Participant in accordance with and subject to the Plan, on a pro rata basis to reflect the proportion of the Performance Period of the Grant worked by the Participant prior to such termination without just cause, Retirement or Permanent Disability.

Any remaining RSUs for which settlement has not been made as aforesaid, shall be forfeited and shall terminate.

For purposes of this provision, the date of termination without cause, Retirement or permanent Disability shall be the last day on which the Participant provides services to the Corporation or Related Entity, as the case may be, at its premises, and not the last day of any notice period or upon which the Corporation or Related Entity pays wages or salaries in lieu of notice of termination, statutory, contractual or otherwise.

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Voluntary Resignation or Termination for Cause

(d)	In the event a Participant’s voluntary resignation (other than due to Retirement) or termination of employment or service for cause and unless otherwise provided in an employment or other service contract between the Participant and the Corporation or a Related Entity, the RSUs covered by each Grant then outstanding to such Participant for which RSU Shares have not been issued prior to such voluntary resignation or termination shall be forfeited and all such Grants shall expire in their entirety. Any such voluntary resignation or termination of employment or service for cause shall not entitle a Participant to any compensation for loss of any benefit under the Plan.

For the purposes of the foregoing paragraph, the date of voluntary resignation or termination shall be the last day upon which the Participant provides services to the Corporation or Related Entity, as the case may be, at its premises and not the last day of any notice period or upon which the Corporation or Related Entity pays wages or salaries in lieu of notice of termination, statutory, contractual or otherwise.

6.6	Automatic Termination of RSUs

Subject to Section 6.5, RSUs granted pursuant to the Plan shall terminate automatically on the earlier of:

(a)	the date on which such RSUs are issued in the form of RSU Shares, in respect of all of the RSUs granted thereunder; and

(b)	the expiry date of such RSUs as determined by the Committee or by law.

6.7	Rights in the Event of a Change in Control

In the event of the occurrence of a Change in Control, and unless otherwise determined by the Committee, or otherwise addressed in the Participant’s employment or service contract or share compensation plan approved by the Board (which shall have controlling effect), with respect to each Grant outstanding on the effective date of such Change in Control,

(a)	Subject to the sole discretion of the Board, all Covered RSUs shall vest as of the effective date of such Change in Control; PROVIDED THAT where a Grant was made to a person providing Investor Relations Activities, the Board’s declaration that such RSU Shares be vested, is subject to prior approval of the Exchange. The Board shall give each Participant as much notice as possible of the acceleration of the vesting of the RSUs under this section, except that not less than 5 business days and not more than 35 days’ notice is required; and

(b)	each Participant shall, on the Release Date which would have applied had the Change in Control not occurred, be entitled to receive from the Corporation, in full settlement of an RSU covered by such Grant, one of the following, at the sole discretion of the Committee, for each Covered RSU:

(i)	one CIC Share; or

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(ii)	the number of Consideration Shares rounded to the nearest whole number, that is equal to the sum of:

(A)	the number of Consideration Shares received by the shareholders of the Corporation in respect of one Common Share; and

(B)	the number of Consideration Shares that the Board determines represents the fair market value of any cash or other property received by the shareholders of the Corporation in respect of one Common Share;

provided that such Participant is continuously employed by or providing services to the Corporation from the Effective Date of such Grant to the effective date of such Change in Control.

6.8	Non-Transferability

The rights or interests of a Participant under the Plan shall not be assignable or transferable, otherwise than by will or the laws governing the devolution of property in the event of death and such rights or interests shall not be encumbered.

6.9	RSUs Not Common Shares

Under no circumstances shall a Grant of an RSU be considered a Common Share, nor shall a Grant of an RSU entitle any Participant to the exercise of voting rights, the receipt of dividends or the exercise of any other rights attaching to ownership of a Common Share, until delivery of an RSU Share in settlement of such RSU in accordance with the terms of the Plan. Notwithstanding the foregoing, the Committee may determine the extent to which a Participant may be entitled to exercise any voting rights, receive dividends or exercise any other rights attaching to ownership of such Common Shares.

6.10	RSU Shares Fully Paid

RSU Shares, if issued by the Corporation to settle RSUs under the Plan, shall be considered fully paid in consideration of past service that is no less in value than the fair equivalent of the money the Corporation would have received if the RSU Shares had been issued for money.

ARTICLE 7

EFFECTS OF ALTERATION OF SHARE CAPITAL

7.1	Adjustments

In the event that:

(a)	a dividend shall be declared upon the Common Shares payable in Common Shares of the Corporation;

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(b)	the outstanding Common Shares shall be changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation, whether through an arrangement, plan of arrangement, amalgamation or other similar statutory procedure, or a share recapitalization, subdivision or consolidation;

(c)	there shall be any change, other than those specified in subparagraphs (a) and (b) of this Section, in the number or kind of outstanding Common Shares or of any shares or other securities into which such Common Shares shall have been changed or for which they shall have been exchanged; or

(d)	there shall be a distribution of assets or shares to shareholders of the Corporation out of the ordinary course of business,

then, if the Board shall in its sole discretion determine that such change equitably requires an adjustment in the number of RSUs with respect to which Grants may be made pursuant to the Plan but not yet covered by Grants, of the RSUs then covered by Grants, of the RSUs generally available for Grants under the Plan and of the RSUs available for Grants under the Plan in any calendar year, such adjustment shall be made by the Board and shall be effective and binding for all purposes.

7.2	No Fractional RSUs

No adjustment provided for in this Section shall entitle a Participant to be allocated a fractional RSU, or receive a fractional RSU Share or any payment in lieu thereof, and the total adjustment with respect to each RSU shall be limited accordingly.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1	Generally

The Board may from time to time amend, suspend or terminate the Plan in whole or in part. The Committee may from time to time amend the terms of Grants made under the Plan, subject to confirmation by the Board and the obtaining of any required regulatory, shareholder, or other approvals and, if any such amendment will materially adversely affect the rights of a Participant with respect to a Grant, the obtaining of the written consent of such Participant to such amendment. Notwithstanding the foregoing, (i) the obtaining of the written consent of any Participant to an amendment which materially adversely affects the rights of such Participant with respect to a Grant shall not be required if such amendment is required to comply with applicable laws, regulations, rules, orders of governmental or regulatory authorities or the Exchange and (ii) no amendment may be made to Section 6.7 of the Plan or to the defined terms referred to in Section 6.7 on or after the effective date of such Change in Control.

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8.2	Amendments without Shareholder Approval

Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:

(a)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of the Exchange in place from time to time;

(b)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(c)	amendments to the provisions of the Plan respecting the terms and conditions on which Grants may be made pursuant to the Plan, including the provisions relating to the Effective Date, Performance Criteria, vesting and Performance Period;

(d)	amendments to the Plan that are of a "housekeeping" nature; and

(e)	and any other amendments, fundamental or otherwise, not requiring shareholder approval under applicable laws or applicable policies of the Exchange.

8.3	Amendments Requiring Shareholder Approval

Without limiting the generality of the foregoing, the Board may not, without the approval of the Corporation’s shareholders, make the following amendments to the Plan:

(a)	an increase to the Plan maximum or the number of Common Shares issuable under the Plan;

(b)	amendment provisions granting additional powers to the Board to amend the Plan or entitlements thereunder;

(c)	extension of the termination or expiry of a Grant or the removal or increase of insider participation limits described in Section 5.1; and

(d)	a change to the definition of “Designated Person” or “Director”.

ARTICLE 9

CERTAIN SECURITIES LAW MATTERS

9.1	Restrictive Legends

If applicable, all certificates or other documents representing securities pursuant to the Plan issued to a “U.S. person” as defined in Rule 902(k) of Regulation S promulgated under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) will bear the applicable restrictive legend referring to the U.S. Securities Act, which will state, without limitation, that such securities have not been registered under the Securities Act and will set forth or refer to the applicable restrictions on transferability and sale thereof.

If the Grant is made to a director, officer, promoter or other insider of the Corporation, and unless the Grant is qualified by prospectus, or issued under a securities take-over bid, rights offering, amalgamation, or other statutory procedure, then the RSU Grant Agreement will bear an Exchange Hold Period, and the following legend will be inserted onto the first page of the RSU Grant Agreement:

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Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until ■, 20 ■[i.e., four months and one day after the date of grant].

In addition to the foregoing restrictive legends, certificates representing any securities issued pursuant to the Plan may bear such additional restrictive legends as the Board or Committee may in their sole discretion determine are required to comply with applicable securities laws or stock exchange requirements.

9.2	Additional Disclosure and Notices to Securities Regulatory Authorities and Exchanges

Subject to Article 4 hereof, the Corporation shall also deliver to each Participant any additional disclosure, as necessary, to comply with the requirements of applicable securities laws. The Corporation shall also give notice, as may be necessary, to all applicable securities regulatory authorities and other regulatory bodies and all applicable stock exchanges and other trading facilities, upon which the Common Shares are listed or traded, of the adoption of the Plan and the issuance of any Grants or the entering into of any agreements respecting same.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1	No Right to Continued Employment or Service

Participation in the Plan by a Designated Person is voluntary. No Director, Officer, Employee or Consultant shall have any claim or right to receive Grants under the Plan. The Grant and issuance of RSUs under the Plan (i) shall not be construed as giving a Participant any right to continue in the employment or service of the Corporation or a Related Entity or to be re-elected as a Director or to receive any additional Grants, or (ii) affect the right of the Corporation or a Related Entity to terminate the employment or service of any Participant. Unless the Committee determines otherwise, no notice of termination or payment in lieu thereof shall extend the period of employment or service for purposes of the Plan.

10.2	Income Tax Withholding Compliance

Prior to the delivery of any RSU Shares under this Plan, the Corporation or the Administrator shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Corporation, an amount sufficient to satisfy any federal, provincial, local and foreign taxes, pension plan contributions, employment insurance premiums and any other required deductions (collectively referred to herein as “withholding taxes”) that the Corporation determines is required to be withheld to comply with applicable laws. The Corporation shall make any withholdings or deductions in respect of withholding taxes as required by law or the interpretation or administration thereof. The Corporation or the Administrator shall be entitled to make arrangements to sell a sufficient number of RSU Shares to be issued pursuant to the Plan to fund the payment and remittance of withholding taxes that are required to be deducted or withheld and any associated costs (including brokerage fees). The Corporation or the Administrator shall also have the right to withhold the delivery of any RSUs and RSU Shares to a Participant hereunder unless and until such Participant pays to the Corporation a sum sufficient to indemnify the Corporation for any liability to withhold tax in respect of the amounts included in the income of such Participant as a result of the settlement of RSUs under the Plan, to the extent that such tax is not otherwise being withheld from payments to such Participant by the Corporation or the Administrator. The Participant may also make other arrangements acceptable to the Corporation to fund the required tax remittance.

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10.3	Governing Law

The Plan, the issuance and settlements of RSUs hereunder, and the issue and delivery of Common Shares hereunder upon settlement shall be, as applicable, governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

10.4	Non-Exclusivity

Nothing contained herein shall prevent the Corporation from adopting such other share incentive or compensation arrangements as it shall deem advisable.

ARTICLE 11

EFFECTIVE DATE AND TERM OF THE PLAN

This Plan is effective April 15, 2016. Any subsequent amendments to the Plan shall become effective upon their adoption by the Board, subject to the approval of the Corporation’s shareholders, if required. The Plan shall terminate on such date as may be determined by the Board pursuant to Article 8 hereof, and no Grants may become effective under the Plan after the date of termination, but such termination shall not affect any Grants that became effective pursuant to the Plan prior to such termination.

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SCHEDULE A

AVINO SILVER & GOLD MINES LTD.

Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until ◆, 20◆ [four months and one day after the date of Grant].

RESTRICTED SHARE UNIT GRANT AGREEMENT

This RESTRICTED SHARE UNIT GRANT AGREEMENT is made as of the day of             , 20     between

AVINO SILVER & GOLD MINES LTD. (the “Corporation”) and the undersigned (the “Participant”), being a director, officer, employee or consultant of the Corporation or a related entity designated pursuant to the terms of the Restricted Share Unit Plan of the Corporation, as may be amended from time to time (the ”Plan”).

In consideration of the grant of Restricted Share Units (“RSUs”) made to the Participant pursuant to the Plan (the receipt and sufficiency of which are hereby acknowledged), the Participant hereby agrees and confirms that:

1.	The Participant has received a copy of the Plan and has read, understands and agrees to be bound by the provisions of the Plan. The Participant acknowledges, among other things, that the Plan contains provisions relating to termination and restricting transfer.

2.	The Participant accepts and consents to and shall be deemed conclusively to have accepted and consented to, and agreed to be bound by, the provisions and all terms of the Plan and all bona fide actions or decisions made by the Board, the Committee, or any person to whom the Committee may delegate administrative duties and powers in relation to the Plan, which terms and consent shall also apply to and be binding on the legal representatives, beneficiaries and successors of the undersigned.

3.	On , 20 , the Participant was granted RSUs to receive one RSU Share of the Corporation for each RSU subject to the provisions of the Plan, which grant is evidenced by this Agreement. The RSUs shall be subject to the following terms:

[Describe performance or other criteria and (vesting) release dates of the RSU Shares.]

4.	This Agreement shall be considered as part of and an amendment to the employment or service agreement between the Participant, and the Corporation and the Participant hereby agrees that the Participant will not make any claim under that employment or service agreement for any rights or entitlement under the Plan or damages in lieu thereof except as expressly provided in the Plan.

5.	Participants who are “insiders” of the Corporation are required to file an insider report under Canadian securities laws in respect of the grant of RSUs and upon future conversion of these RSUs into RSU Shares and any subsequent sales of such RSU Shares.

6.	In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of this Agreement shall prevail to the extent that it is not inconsistent with the requirements of the TSX Venture Exchange.

A-i

This Agreement shall be determined in accordance with the laws of British Columbia and the laws of Canada applicable therein.

Words used herein which are defined in the Plan shall have the respective meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

AVINO SILVER & GOLD MINES LTD.

By:
Name:
Title:
(Authorized Signing Officer)

Accepted:                                        , 20

_________________________________

[Name]

A-ii